Exhibit 10.1

EXECUTION VERSION

364-DAY SENIOR BRIDGE LOAN AGREEMENT

dated as of May 3, 2011

among

TC PIPELINES, LP

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

SUNTRUST BANK

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.,

as Sole Lead Arranger and Sole Book Runner

Schedules
Schedule I	-	Term Loan Commitments
Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.6	-	Transactions with Affiliates

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Term Note
Exhibit 2.3(a)	-	Form of Notice of Term Loan Borrowing
Exhibit 2.7	-	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(iii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(viii)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

364-DAY SENIOR BRIDGE LOAN AGREEMENT

THIS 364-DAY SENIOR BRIDGE LOAN AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2011, by and among TC PIPELINES, LP, a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make term loans, in an aggregate principal amount of up to $400,000,000, to the Borrower for purposes of enabling the Borrower to pay a portion of the purchase price necessary for consummating the Acquisition (as defined herein);

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Term Loan Commitments (as defined herein), are willing severally to make term loans in an aggregate principal amount up to $400,000,000 to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.           Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean the acquisition by the Borrower, directly or indirectly through one or more indirect limited partnerships, of 25% of the issued and outstanding Capital Stock of Bison and 25% of the issued and outstanding Capital Stock of GTN LLC from subsidiaries of TransCanada Corporation pursuant to one or more Acquisition Agreements.

“Acquisition Agreements” shall mean, collectively (i) that certain Agreement for Purchase and Sale of Membership Interest by and between Transcanada American Investments Ltd, as seller, and TC PipeLines ILP, as buyer, dated as of April 26, 2011, in connection with the acquisition of 25% of the Capital Stock of GTN LLC, and (ii) that certain Agreement for Purchase and Sale of Membership Interest by and among TC Continental Pipeline Holdings Inc., as seller, and TC PipeLines ILP, as buyer, dated as of April 26, 2011, in connection with the acquisition of 25% of the Capital Stock of Bison.

“Adjusted Cash Flow” shall mean, with reference to any period (I) the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, plus (II) to the extent taken into account in determining such consolidated net income (or loss), the sum of interest expense, expense for taxes paid or accrued, depreciation, amortization and extraordinary losses incurred other than in the ordinary course of business, minus (III) to the extent taken into account in determining such consolidated net income (or loss), extraordinary gains realized other than in the ordinary course of business, minus (IV) to the extent taken into account in determining such consolidated net income (or loss), equity earnings of any Person in which the Borrower or any of its Subsidiaries has an interest (which interest does not cause the net income of such Person to be consolidated with the consolidated net income of the Borrower and its Subsidiaries in accordance with GAAP), plus (V) the aggregate amount of all cash dividends and other distributions of cash actually received by the Borrower or any of its consolidated Subsidiaries during such period from any Person in which the Borrower or any of its consolidated Subsidiaries has an interest (which interest does not cause the consolidated net income of such other Person to be consolidated with the consolidated net income of the Borrower and its Subsidiaries in accordance with GAAP), plus (VI) any Material Project EBITDA Adjustment; provided that for purposes of calculating consolidated net income and the amount of cash dividends and other distributions of cash for any four Fiscal Quarter period, if at any time during that period the Borrower or any Subsidiary shall have consummated an acquisition, consolidated net income and the amount of cash dividends and other distributions of cash for such period shall be calculated after giving pro forma effect thereto as if such acquisition had occurred on the first day of such period.  Notwithstanding the foregoing, it is agreed that, for purposes of this Agreement,

(i) Adjusted Cash Flow of Bison for the four Fiscal Quarter period ending on the last day of each of the following Fiscal Quarters shall be determined as follows: (I) for the first Fiscal Quarter of 2011, (X) $3,281,494 multiplied by (Y) four; (II) for the second Fiscal Quarter of 2011, (X) the sum of (A) $3,281,494 plus (B) Adjusted Cash Flow of Bison for the second Fiscal Quarter of 2011 multiplied by (Y) two; (III) for the third Fiscal Quarter of 2011, (X) the sum of (A) $3,281,494 plus (B) Adjusted Cash Flow of Bison for the second Fiscal Quarter of 2011 plus (C) Adjusted Cash Flow of Bison for the third Fiscal Quarter of 2011 multiplied by (Y) four-thirds; and (IV) for the fourth Fiscal Quarter of 2011, the sum of (A) $3,281,494 plus (B) Adjusted Cash Flow of Bison for the second Fiscal Quarter of 2011 plus (C) Adjusted Cash Flow of Bison for the third Fiscal Quarter of 2011 plus (D) Adjusted Cash Flow of Bison for the fourth Fiscal Quarter of 2011; and

(ii) Adjusted Cash Flow of GTN LLC for the four Fiscal Quarter period ending on the last day of each of the following Fiscal Quarters shall be determined as follows: (I) for the first Fiscal Quarter of 2011, (X) $8,869,500 multiplied by (Y) four; (II) for the second Fiscal Quarter of 2011, (X) the sum of (A) $8,869,500 plus (B) Adjusted Cash Flow of GTN LLC for the second Fiscal Quarter of 2011 multiplied by (Y) two; (III) for the third Fiscal Quarter of 2011, (X) the sum of (A) $8,869,500 plus (B) Adjusted Cash Flow of GTN LLC for the second Fiscal Quarter of 2011 plus (C) Adjusted Cash Flow of GTN LLC for the third Fiscal Quarter of 2011 multiplied by (Y) four-thirds; and (IV) for the fourth Fiscal Quarter of 2011, the sum of (A) $8,869,500 plus (B) Adjusted Cash Flow of GTN LLC for the second Fiscal Quarter of 2011 plus (C) Adjusted Cash Flow of GTN LLC for the third Fiscal Quarter of 2011 plus (D) Adjusted Cash Flow of GTN LLC for the fourth Fiscal Quarter of 2011.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Term Loan, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise, provided, that, for purposes of Section 7.6, each of Northern Border, GLGT, GTN LLC and Bison shall be deemed to be an Affiliate of the Borrower as long as it qualifies as a Significant Subsidiary.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for the Term Loans in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Term Loans are to be made and maintained.

“Applicable Margin” shall mean, as of any date with respect to interest on the Term Loans, a percentage per annum equal to the sum of (i) (x) 1.625% when the Leverage Ratio is equal to or greater than 3.75:1.00 as of the last day of the immediately prior Fiscal Quarter or (y) 1.500% when the Leverage Ratio is less than 3.75:1.00 as of the last day of the immediately prior Fiscal Quarter; plus (ii) each Applicable Margin Step-up, provided that, for purposes of calculating Applicable Margin on the Closing Date, the Leverage Ratio will be calculated after giving pro forma effect to the Acquisition as if it had occurred on the first day of the first Fiscal Quarter used for determining the Leverage Ratio.  Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective on the second Business Day immediately following the date the Compliance Certificate is delivered pursuant to Section 5.1(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, interest on the Term Loans shall be calculated as if the Leverage Ratio is greater than 3.75 to 1:00 on the second Business Day after the date on which such Compliance Certificate was required to be delivered and shall continue to apply until the second Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 5.1(c), whereupon the Applicable Margin shall be adjusted based on the calculation of the Leverage Ratio contained in such Compliance Certificate.

“Applicable Margin Step-up” shall mean: (i) 0.25%, commencing on the date falling 90 days after the Closing Date, (ii) 0.25%, commencing on the date falling 180 days after the Closing Date, and (iii) 0.50%, commencing on the date falling 270 days after the Closing Date; provided, however, that no Applicable Margin Step-up shall be applied on the applicable date set forth above if, as of such date, either (x) the Borrower’s Leverage Ratio is less than 3.75:1.00 (provided, if the Borrower is not in compliance with Section 5.1(c) as of such date, Borrower shall be deemed not to satisfy this condition (x) as of such date) or (y) the aggregate principal balance of the Term Loans, together with all accrued and unpaid fees (other than any otherwise applicable duration fee), interest and other amounts is less than $100,000,000, provided, further, that if an Applicable Margin Step-up has occurred, such Applicable Margin Step-up shall remain in effect regardless of whether the conditions set forth in clause (x) or (y) of the preceding proviso shall subsequently be met at a later date.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Bison” shall mean Bison Pipeline LLC, a Delaware limited liability company.

“Bison Operating Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of Bison Pipeline LLC, dated as of May 3, 2011, as amended, supplemented, restated or otherwise modified from time to time.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrower Partnership Agreement” shall mean that certain Second Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP dated July 1, 2009, as amended, supplemented, restated or otherwise modified from time to time.

 “Borrowing” shall mean the borrowing of Term Loans pursuant to Section 2.3 consisting of Term Loans of the same Type, made, converted or continued on the same day and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia, Calgary, Canada or New York, New York are authorized or required by law to close and (ii) if such day relates to the borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a

Eurodollar Term Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in dollar deposits are carried on in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any non-redeemable capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of any Person, whether common or preferred.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any Person or two or more Persons (other than TransCanada Corporation or any of its Subsidiaries or any other Person reasonably acceptable to the Required Lenders) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting stock of the General Partner (or other securities convertible into such voting stock ) (A) representing 50% or more of the combined voting power of all voting stock of the General Partner or (B) representing the combined voting power of all voting stock of the General Partner more than that owned, directly or indirectly, by TransCanada Corporation; or (ii) any Person or two or more Persons (other than TransCanada Corporation or any of its Subsidiaries or any other Person reasonably acceptable to the Required Lenders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the General Partner; (iii) the General Partner shall for any reason cease to be the managing general partner of the Borrower, (iv) the failure of the Borrower to own, directly or indirectly, free and clear of all Liens, at least 50% of the partnership interests in Northern Border, (v) the failure of the Borrower to own, directly or indirectly, free and clear of all Liens, at least 98% of the partnership interests in Tuscarora or (vi) the failure of the Borrower to own, directly or indirectly, free and clear of all Liens, at least 46.45% of the partnership interests in GLGT.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) (or, for purposes of Section 2.18(b), by the parent company of such Lender, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commercial Operation Date” shall mean the date on which a Material Project is substantially complete and commercially operable.

“Commitment Letter” shall mean that certain commitment letter, dated as of April 26, 2011, executed by SunTrust Robinson Humphrey, Inc., SunTrust Bank and Bank of America, N.A. and accepted by the Borrower.

“Compliance Certificate” shall mean a certificate executed by the principal executive officer, the principal financial officer or the controller of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, without duplication, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Worth” shall mean, for the Borrower and its Subsidiaries for any period, the aggregate amount of Capital Stock, minority interests, and other equity accounts (including, without limitation, retained earnings, paid in capital and accumulated other comprehensive income or loss (but without giving effect to any non-cash pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP)) of the Borrower and its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Funded Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(b).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Term Loan or the Borrowing, refers to whether such Term Loan or the Borrowing bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Term Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes in each case imposed on (or measured by) its net income by (i) the United States of America, any state or local taxing authority in the United States of America, (ii) the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, (iii) in the case of any Lender, the jurisdiction in which its Applicable Lending Office is located or (iv) any jurisdiction as a result of a present or former connection between such Lender, Administrative Agent or other recipient and such jurisdiction (other than a connection arising from such Lender, Administrative Agent or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender under the law applicable at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender under the law applicable at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), and (d) any backup withholding tax imposed under Section 3406 of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of April 26, 2011, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“General Partner” shall mean TC PipeLines GP, Inc. a Delaware corporation.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

“GLGT” shall mean Great Lakes Gas Transmission Limited Partnership, a Delaware limited partnership.

“GLGT Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of Great Lakes Gas Transmission Limited Partnership dated as of February 22, 2007, as amended, supplemented, restated or otherwise modified from time to time.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GTN LLC” shall mean Gas Transmission Northwest LLC, a Delaware limited liability company.

“GTN Operating Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of Gas Transmission Northwest LLC, dated as of May 3, 2011, as amended, supplemented, restated or otherwise modified from time to time.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hybrid Securities” shall mean any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any Subsidiaries, (ii) that have been formed for the purpose of issuing such securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or any Subsidiary, and (B) payments made from time to time on the subordinated debt.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Adjusted Cash Flow for the four consecutive Fiscal Quarters ending on or immediately prior to such date to (ii) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Interest Period” shall mean with respect to any Eurodollar Term Loan, a period of one, two or three weeks, or one, two, three or six months; provided, that:

(i)            the initial Interest Period for such Term Loan shall commence on the date of the Borrowing (including the date of any conversion to a Term Loan of another Type), and each Interest Period occurring thereafter in respect of each such Term Loan shall commence on the day on which the immediately preceding Interest Period expires;

(ii)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month or after the Maturity Date, in which case such Interest Period would end on the next preceding Business Day; and

(iii)          any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

 “Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Adjusted Cash Flow for the four consecutive Fiscal Quarter period most recently ended for which the Borrower’s financial statements are available.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Term Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for Dollar deposits as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest

Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Term Loan of the Administrative Agent.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Term Notes (if any), the Fee Letter, the Notice of Term Loan Borrowing, all Notices of Conversion/Continuation, and all Compliance Certificates.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Borrower, its Subsidiaries, Northern Border, GLGT, Bison and GTN LLC, taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loans) of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $15,000,000.

“Material Project” shall mean the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate capital cost of which exceeds $25,000,000.

“Material Project EBITDA Adjustment” shall mean, with respect to each Material Project:

(A)      prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected EBITDA of the Borrower and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to actual EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer):  (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(B)       beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the three immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected EBITDA of the Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(i)        no such additions shall be allowed with respect to any Material Project unless:

(a)       not later than 30 days prior to the delivery of any certificate required by the Reporting Requirements, to the extent Material Project EBITDA Adjustments will be made to Adjusted Cash Flow, the Borrower shall have delivered to the Administrative Agent written pro forma projections of EBITDA of the Borrower and its Subsidiaries attributable to such Material Project, and

(b)       prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and

(ii)       the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual EBITDA of the Borrower and its Subsidiaries for such period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Maturity Date” shall mean the, the earlier of (x) date falling 364 days after the Closing Date and (y) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Moody’s Equity Credit” shall mean the percentage of equity credit ascribed to a Hybrid Security by Moody’s as demonstrated by the Borrower to the reasonable satisfaction of the Administrative Agent.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Northern Border” shall mean Northern Border Pipeline Company, a Texas general partnership.

“Northern Border Partnership Agreement” shall mean that certain First Amended and Restated General Partnership Agreement relating to the formation of Northern Border effective as of August 6, 2006, as amended, supplemented, restated or otherwise modified from time to time.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Term Loan as provided in Section 2.7(b).

“Notice of Term Loan Borrowing” shall have the meaning as set forth in Section 2.3.

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent and any Lender (to the extent payable by the Borrower pursuant to Section 10.3) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Optional Prepayment Notice” shall have the meaning set forth in Section 2.11.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Patriot Act” shall have the meaning set forth in Section 10.13.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean an acquisition by the Borrower or any of its Subsidiaries of Capital Stock in, or of all or substantially all of the assets of, another Person that is permitted by this Agreement.

“Permitted Encumbrances” shall mean:

(i)            Liens imposed by law for taxes, assessments or governmental charges not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)           statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)          customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(vii)         easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada), in each case maturing within one year from the date of acquisition thereof;

(ii)           commercial paper rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s at the time of acquisition thereof, and in either case maturing within 360 days from the date of acquisition thereof;

(iii)          certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has (a) a combined capital and surplus and undivided profits of not less than $500,000,000 or (b) has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s;

(iv)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v)           mutual funds or similar funds that have at least 95% of their assets invested in any one or more of the Permitted Investments described in clauses (i) through (iv) above;

(vi)          demand deposit accounts maintained in the ordinary course of business at a bank or trust company satisfying the requirements specified in (a) or (b) of clause (iii) above;

(vii)         any other securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof, in each case, maturing within one year from the date of acquisition thereof;

(viii)        investments in any fund that invests exclusively in investments of the type described in clauses (vii) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(ix)           other cash equivalents and securities reasonably acceptable to the Administrative Agent.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations and any Hedging Obligations entered into with the Administrative Agent or any Lender on terms satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, (ii) that matures by its terms no earlier than six months after the Maturity Date with no scheduled principal payments permitted prior to such date and (iii) that is evidenced by an indenture or other similar agreement that is in a form satisfactory to the Administrative Agent and the Required Lenders.

“Permitted Tax Distributions” shall mean cash dividends or distributions to the partners of the Borrower with respect to each taxable year during which the Borrower is a partnership in an amount not to exceed the aggregate of the maximum federal and state income tax liability of the partners of the Borrower (assuming that all of such partners are taxed at the maximum permissible federal and state rates of such partners or members) attributable to the taxable income of the Borrower for such taxable year, computed in accordance with the Code.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Rata Share” shall mean with respect to the Term Loan Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Term Loan Commitment (or if such Term Loan Commitment has been terminated or expired or the Term Loans have been declared to be due and payable, such Lender’s Term Loans), and the denominator of which shall be the sum of such Term Loan Commitments of all Lenders (or if such Term Loan Commitments have been terminated or expired or the Term Loans have been declared to be due and payable, the Term Loan, as applicable, of all Lenders).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate Term Loan Commitments and at such time or if the Lenders have no Term Loan Commitments outstanding, then Lenders holding more than 50% of the Term Loans.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the General Partner or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer, treasurer, vice president of finance or controller of the General Partner.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Revolving and Term Loan Credit Facility” shall mean the Amended and Restated Revolving Credit and Term Loan Credit Agreement, dated as of February 13, 2007, among the Borrower, the lenders from time to time party thereto and SunTrust Bank as administrative agent as amended, restated or otherwise modified from time to time, provided that the Administrative Agent, in its reasonable discretion, determines that such amendment, restatement or other modification is acceptable, and  any replacement or refinancing thereof, provided that the Administrative Agent, in its reasonable discretion, determines such refinancing or replacement to be acceptable.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Significant Subsidiary” shall have the meaning specified in Article 1, Rule 1-02(w) of Regulation S-X of the Securities Exchange Act of 1934 as of the Effective Date, provided, that, even if Northern Border, GLGT, GTN LLC or Bison would not otherwise constitute a Subsidiary of the Borrower, each of Northern Border, GLGT, GTN LLC and Bison shall be deemed to be a Significant Subsidiary of the Borrower if it would otherwise qualify as a Significant Subsidiary under Article 1, Rule 1-02(w) of Regulation S-X as of the Closing Date.

“Sole Lead Arranger” shall mean SunTrust Robinson Humphrey, Inc., as sole lead arranger.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.  For the avoidance of doubt, Northern Border, GLGT, Bison and GTN LLC are not Subsidiaries of the Borrower as of the Closing Date.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TC GL ILP” shall mean TC GL Intermediate Limited Partnership, a Delaware limited partnership.

“TC GL Partnership Agreement” shall mean that certain Agreement of Limited Partnership relating to the formation of TC GL ILP effective as of December 22, 2006, as amended, supplemented, restated or otherwise modified from time to time.

“TC PipeLines ILP” shall mean TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership.

“TC PipeLines ILP Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership relating to the formation of TC PipeLines ILP effective as of May 28, 1999, as amended, supplemented, restated or otherwise modified from time to time.

“Termination Date” shall mean the date that no Term Loan remains outstanding and unpaid, no other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Loan Documents (except contingent indemnification obligations or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted) and the Term Loan Commitments have been terminated.

“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.1.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I.  As of the Closing Date, the aggregate principal amount of all Lenders’ Term Loan Commitments is $400,000,000.

“Term Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Term Loan Commitment, in substantially the form of Exhibit B.

“Total Capitalization” shall mean at any date, the sum of Consolidated Net Worth and Consolidated Total Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Tuscarora” shall mean Tuscarora Gas Transmission Company, a Nevada general partnership.

“Tuscarora ILP” shall mean TC Tuscarora Intermediate Limited Partnership, a Delaware limited partnership.

“Tuscarora ILP Partnership Agreement” shall mean that certain Agreement of Limited Partnership relating to the formation of Tuscarora ILP effective as of July 19, 2000, as amended supplemented, restated or otherwise modified from time to time.

“Tuscarora Partnership Agreement” shall mean that certain Amended and Restated General Partnership Agreement relating to the formation of Tuscarora effective as of December 13, 2010, as amended, supplemented, restated or otherwise modified from time to time.

“Type”, when used in reference to a Term Loan or the Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising the Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.           Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.3.           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.  All actions required to be undertaken by the Borrower under the Loan Documents shall be undertaken by the Borrower through the General Partner.

ARTICLE II

AMOUNT AND TERMS OF THE TERM LOAN COMMITMENTS

Section 2.1.           General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a single Term Loan to the Borrower, in a single drawing, in a principal amount not exceeding such Lender’s Term Loan Commitment on the Closing Date.

Section 2.2.           [Reserved].

Section 2.3.           Procedure for Borrowing.

The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Borrowing substantially in the form of Exhibit 2.3(a) (a “Notice of Term Loan Borrowing”).  The Borrower may only submit one Notice of Term Loan Borrowing which must be submitted on or prior to the Closing Date.  On the Closing Date, the Term Loans will be funded as a Eurodollar Borrowing with an initial Interest Period of two weeks and an Adjusted LIBO Rate calculated by the Administrative Agent two (2) Business Days prior to the Closing Date.  Upon the funding of the Term Loans pursuant to the Notice of Term Loan Borrowing, all unused Term Loan Commitments shall be terminated.

Section 2.4.           [Reserved].

Section 2.5.           [Reserved].

Section 2.6.           Funding of Term Loans.  Each Lender will make available the Term Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (New York time) to the Administrative Agent at the Payment Office.  The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by 1:00 pm (New York time) on the Closing Date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

Section 2.7.           Interest Elections.

(a)           The Borrowing initially shall be of the Type specified in the Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Notice of Borrowing.  Thereafter, the Borrower may elect to convert Term Loans into different Types or to continue such Term Loans, and in the case of Eurodollar Term Loans, may elect Interest Periods therefor, all as provided in this Section 2.7.  The Borrower may elect different options with respect to different portions of the Term Loans, in which case each such portion shall be allocated ratably among the Lenders holding such Term Loans, and the Term Loans comprising each such portion shall be considered  separate Term Loans.

(b)           To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing)

of each Term Loan substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. (New York time) on the requested date of a conversion into a Base Rate Term Loan and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Term Loan.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify:

(i)            the Term Loans to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Term Loan (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Term Loan);

(ii)           the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day;

(iii)         whether the resulting Term Loan is to be a Base Rate Term Loan or a Eurodollar Term Loan; provided, that at no time shall the total number of Eurodollar Term Loans outstanding exceed six; and

(iv)          if the resulting Term Loan is to be a Eurodollar Term Loan, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Continuation/Conversion requests a Eurodollar Term Loan but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Term Loan shall satisfy the minimum borrowing amount for Eurodollar Term Loans and Base Rate Term Loans set forth in Section 2.3.

(c)           If, on the expiration of any Interest Period in respect of any Eurodollar Term Loan, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless the Term Loan is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Term Loan to a Base Rate Term Loan.  The Borrowing may not be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.   No conversion of any Eurodollar Term Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)           Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Term Loan.

Section 2.8.           [Reserved].

Section 2.9.           Repayment of Term Loans.  The outstanding balance of all Term Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.

Section 2.10.        Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Term Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Term Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)           At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Term Note payable to the order of such Lender.

Section 2.11.        Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Term Loan, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) (an “Optional Prepayment Notice”) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Term Loan, 11:00 a.m. (New York time) not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Term Loan, not less than one (1) Business Day prior to the date of such prepayment.  Upon receipt of any Optional Prepayment Notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  Each Optional Prepayment Notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of Term Loans to be prepaid; provided that any such Optional Prepayment Notice may state that such Optional Prepayment Notice is conditioned upon the effectiveness of other credit facilities or acquisitions or the receipt of net proceeds from the issuance of Capital Stock of the Borrower, in which case such Optional Prepayment Notice may be revoked by the Borrower giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent on or prior to the date for prepayment specified in such Optional Prepayment Notice if such condition is not satisfied.  If an Optional Prepayment Notice is given and has not been revoked by the Borrower in accordance with the proviso to the immediately preceding sentence, the aggregate amount specified in such Optional Prepayment Notice shall be due and payable on the date designated in such Optional Prepayment Notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Term Loan is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19.  Each prepayment of a Term Loan shall be applied ratably to the Term Loans comprising such Borrowing.  Any amounts prepaid pursuant to this Section 2.11 may not be reborrowed.

Section 2.12.        Mandatory Prepayments;.

(a)           Within three (3) Business Days of receipt by the Borrower or any of its Subsidiaries of any proceeds of (x) any sale or disposition by the Borrower or such Subsidiary of any of its assets made after the Closing Date, or (y) any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings in excess of $1,000,000 per occurrence or $5,000,000 in the aggregate, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided, however, that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds from the sales of assets in the ordinary course of business, (ii) proceeds from the sale or disposition of assets of the Borrower and its Subsidiaries up to an aggregate amount of $5,000,000, and (iii) proceeds that are reinvested in assets then used or usable in the business of the Borrower and its Subsidiaries or used to rebuild or repair assets subject to condemnation or casualty events within 180 days following receipt thereof or are committed to be so reinvested  or committed to rebuilding assets pursuant to a binding contract prior to the expiration of such 180-day period and actually so reinvested or so deployed within 270 days following receipt thereof.  Any prepayment required by this subsection (a) shall be applied in accordance with subsection (c) of this Section.

(b)           If, at any time after the Closing Date, (x) the Borrower or any of its wholly-owned Subsidiaries incurs any Indebtedness for borrowed money or (y) the Borrower issues any Capital Stock, then no later than the third (3rd) Business Day following the date of receipt of the proceeds thereof, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided, however, that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds of Indebtedness permitted under Sections 7.1(a), (c), (d), (f) or (g), (ii) proceeds of Indebtedness incurred by the Borrower under the Revolving and Term Loan Credit Facility, (iii) proceeds of Indebtedness that extends, renews, refinances, or replaces any Indebtedness of the Borrower existing as of the Closing Date (other than the Term Loans); provided that the principal amount of such new Indebtedness is equal to or less than the outstanding principal amount of such existing Indebtedness immediately prior to giving effect to such extension, renewal or replacement plus the amount of fees, expenses, premiums and accrued interest paid in connection with such refinancing and does not have an earlier maturity or shorter weighted average life than such existing Indebtedness), (iv) proceeds of loans or advances made to the Borrower by any Subsidiary, (v) proceeds of Indebtedness incurred by the Borrower that, when aggregated with the outstanding principal amount of Indebtedness incurred by the Subsidiaries of the Borrower under Section 7.1(e), does not exceed $35,000,000 at any one time outstanding, (vi) proceeds of Capital Stock issued by the Borrower to members of management, directors, officers and employees pursuant to employment agreements, compensation or bonus plans, or employee stock or option plans of the Borrower, or (vii) proceeds of Capital Stock issued by the Borrower pursuant to any dividend reinvestment plan of the Borrower.  Any prepayment required by this subsection (b) shall be applied in accordance with subsection (c) of this Section.

(c)           Any prepayments made by the Borrower pursuant to subsection (a) or (b) above shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders, pro rata based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans and fifth, to the Borrower for its own account; provided, that the Term Loan Commitments of each Lender shall be reduced, pro rata based on their Pro Rata Shares of the Term Loan Commitments on a dollar-for-dollar basis in an amount equal to the amount of proceeds delivered to the Borrower pursuant to this Section.

Section 2.13.        Interest on Term Loans.

(a)           The Borrower shall pay interest on each Base Rate Term Loan at the Base Rate in effect from time to time and on each Eurodollar Term Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Term Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b)           While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Term Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Term Loans and all other Obligations hereunder (other than Term Loans), at the rate in effect for Base Rate Term Loans, plus an additional 2% per annum.

(c)           Interest on the principal amount of all Term Loans shall accrue from and including the date such Term Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Base Rate Term Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date.  Interest on all outstanding Eurodollar Term Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Term Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Maturity Date.  Interest on any Term Loan which is converted into a Term Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(d)           The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14.        Fees.

(a)           The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent or the Sole Lead Arranger, including for the avoidance of doubt, fees described in the Fee Letter.

(b)           The Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Lender a duration fee: (i) on the date falling 90 days after the Closing Date, in an amount equal to 0.25% times the aggregate principal amount of Term Loans then outstanding; (ii) on the date falling 180 days after the Closing Date, in an amount equal to 0.50% times the aggregate principal amount of the aggregate principal amount of the Term Loans then outstanding; and (iii) on the date falling 270 days after the Closing Date (together with the dates referenced in clauses (i) and (ii) above, each a “Determination Date”), in an amount equal to 0.75% times the aggregate principal amount of the Term Loans then outstanding; provided, that, no duration fee shall be payable on any Determination Date if as of such Determination Date either (x) the Leverage Ratio is less than 3.75:1.00; or (y) the aggregate principal balance of Term Loans, together with accrued and unpaid fees (other than any otherwise applicable duration fee), interest and other amounts is less than $100,000,000.  The duration fee shall be payable on the first Business Day following each Determination Date.

(c)           The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent as detailed in the Fee Letter, which shall be due and payable on the Closing Date.

Section 2.15.        Computation of Interest and Fees.

All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days, as the case may be, and all computations of interest based on LIBOR or the Federal Funds Rate and of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16.        Inability to Determine Interest Rates.  If prior to the commencement of any Interest Period for any Eurodollar Term Loan,

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)           the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Term Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to continue or convert outstanding Term Loans as or into Eurodollar Term Loans shall be suspended and (ii) all such affected Term Loans shall be converted into Base Rate Term Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Term Loans in accordance with this Agreement.

Section 2.17.        Illegality.  If, after the date of this Agreement, any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Term Loan and such Lender shall so promptly notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to continue or convert outstanding Term Loans as or into Eurodollar Term Loans, shall be suspended.  If the affected Eurodollar Term Loan is then outstanding, such Term Loan shall be converted to a Base Rate Term Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Term Loan if such Lender may lawfully continue to maintain such Term Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Term Loan to such date.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18.        Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Term Loans made by such Lender;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Term Loan or to increase the cost to such Lender or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered; provided, that amounts paid under this Section 2.18(a) shall be without duplication of amounts paid under Section 2.20 and shall not include Excluded Taxes.

(b)           If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

(d)           Except as provided in Section 2.18(e), failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)           Notwithstanding anything to the contrary in this Section 2.18, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any amounts incurred prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

Section 2.19.        Funding Indemnity.  In the event of (a) the payment of any principal of a Eurodollar Term Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Term Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Term Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event.  In the case of a Eurodollar Term Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Term Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Term Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Term Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Term Loan for the same period if the Adjusted LIBO

Rate were set on the date such Eurodollar Term Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Term Loan.  A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20.        Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20 for Indemnified Taxes or Other Taxes) the Administrative Agent and any Lenders, as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(f)            For any period with respect to which a Foreign Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.20(e) (other than if such failure is due to a Change in Law, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Foreign Lender shall not be entitled to the additional payment or indemnification under Section 2.20(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Foreign Lender shall reasonably request to assist the Foreign Lender to recover such Taxes.

(g)           If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.21.        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon (New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off or counterclaims.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.6(a), 2.21(d), or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.22.        [Reserved].

Section 2.23.        Mitigation of Obligations.  If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.24.        Replacement of Lenders.  If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, or if any Lender defaults in its obligation to fund Term Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another

Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent with respect to the proposed assignee, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.           Conditions To Effectiveness. The obligations of the Lenders to make the Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including upfront fees for the Lenders and reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Sole Lead Arranger

(b)           The Administrative Agent (or its counsel) shall have received the following:

(i)            a counterpart of this Agreement and each other Loan Document (other than the Term Notes) signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)           duly executed Term Notes payable to such Lenders that have requested a Term Note at least one (1) Business Day prior to the Closing Date;

(iii)          delivery of lien searches in form and substance reasonably satisfactory to the Administrative Agent;

(iv)          a certificate of the Secretary or Assistant Secretary of the General Partner in the form of Exhibit 3.1(b)(iii), attaching and certifying copies of (x) the bylaws, partnership agreement, or comparable organizational documents of the Borrower and the General Partner and (y) resolutions of the board of directors or comparable governing body of the General Partner and the General Partner on behalf of the Borrower, authorizing the execution, delivery and performance of the Loan Documents by the Borrower;

(v)           certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of the Borrower and the General Partner, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower and the General Partner, and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign corporation;

(vi)          a certificate signed by a Responsible Officer, certifying the name, title and true signature of each officer of the General Partner executing the Loan Documents on behalf of the Borrower;

(vii)         a favorable written opinion of counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower and the General Partner, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request; and

(viii)        a certificate in the form of Exhibit 3.1(b)(viii), dated the Closing Date and signed by a Responsible Officer, certifying that (v) all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the Acquisition Agreements or any of the transactions contemplated thereby have been obtained, (w) no Default or Event of Default exists, (x) no default or event of default exists in respect of any Material Indebtedness, (y) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) and (z) as of the Closing Date the Leverage Ratio, calculated after giving pro forma effect to the Acquisition as if it had occurred on the first day of the first Fiscal Quarter used for determining the Leverage Ratio, is not greater than 5.50:1.00;

(ix)           a certificate, dated the Closing Date and signed by the chief financial officer of the General Partner, confirming that the Borrower is Solvent before and after giving effect to the funding of the Term Loans and the consummation of the transactions contemplated to occur on the Closing Date;

(x)            (A) unqualified audited financial statements of the Borrower and GTN LLC for each of the three prior fiscal years ending more than 90 days prior to the Closing Date, (B) unaudited income statements of Bison for each of the two prior fiscal years ending more than 90 days prior to the Closing Date and unaudited balance sheets of Bison for each of the three prior fiscal years ending more than 90 days prior to the Closing Date, (C) to the extent not otherwise included in one of the annual periods described above, unaudited financial statements for any quarterly interim period or periods of the Borrower, Bison and GTN LLC  (with notes to the financial statements of GTN LLC only to the extent available) ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year, (D) to the extent not otherwise included in one of the annual or quarterly periods described above, unaudited financial statements of the Borrower, Bison and GTN LLC  for each monthly period ending more than 30 days prior to the Closing Date, together with unaudited financial statements for the corresponding month of the prior year, to the extent available, (E) customary additional unqualified audited and unaudited financial statements for all recent or pending acquisitions by the Borrower and its Subsidiaries and (F) customary pro forma financial statements, in each case contemplated by clauses (A) through (E) above, meeting the requirements of Regulation S-X for Form S-1 registration statements;

(xi)           the Administrative Agent shall have received financial projections of the Borrower and its Subsidiaries through the 2015 Fiscal Year which will be prepared on a pro forma basis to give effect to the transactions contemplated hereunder and under the Acquisition Agreements and will include consolidated income statements (with clearly noted levels of adjusted cash flow prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and with such further adjustments in form and substance reasonably satisfactory to the Administrative Agent, in each case, which levels shall be consistent in all material respects with the pro forma schedule of sources and uses and the financial projections provided to the Administrative Agent on or prior to the date of the execution of the Commitment Letter), consolidated balance sheets and consolidated cash flow statements, a pro forma schedule of sources and uses and a pro forma consolidated balance sheet of the Borrower as at the Closing Date, all of which will be in form and substance and at levels reasonably satisfactory to the Administrative Agent (it being recognized by the Administrative Agent that any projections and forecasts provided to the Administrative Agent or the Sole Lead Arranger by the Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results); and

(xii)          to the extent requested by the Administrative Agent, the Administrative Agent shall have received, a reasonable time prior to the Closing Date, all documentation and other information with respect to the Borrower and the General Partner that the Administrative Agent reasonably believes is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(c)           The terms of the Acquisition Agreements and all related documents (the “Acquisition Documents”) shall be reasonably satisfactory to the Administrative Agent.  The Acquisition shall have been consummated or will be consummated on the Closing Date and no amendment, modification or waiver of any term of any Acquisition Document or any condition to the Borrower’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification or waiver that is not adverse in any material respects to any interest of the Lenders) has been made or granted, as the case may be, without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld (it being understood that any increase in the price or change to the structure of the Acquisition is deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Administrative Agent).

(d)           The Administrative Agent shall have completed and be satisfied, in its discretion, with the results of its due diligence investigations with respect to the business, general affairs, assets, liabilities, operations, management, financial condition, equity holders’ equity, results of operations and value of the Borrower, Bison, GTN LLC, and their respective subsidiaries taken as a whole and the tax, accounting, legal, environmental, regulatory and other issues relevant to the Borrower, Bison, GTN LLC and their respective subsidiaries and the transactions contemplated hereunder and under the Acquisition Agreements.

(e)           at the time of and immediately after giving effect to the Borrowing, no Default or Event of Default shall exist;

(f)            at the time of and immediately after giving effect to the Borrowing, all representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of the Borrowing; and

(g)           the Borrower shall have delivered the required Notice of Term Loan Borrowing.

Section 3.2.           Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Term Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1.           Existence; Power.  The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.           Organizational Power; Authorization.  The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, general partner action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which the Borrower is a party, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.           Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Borrower of this Agreement, and of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4.           Financial Statements.

(a)           The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010 and the related consolidated statements of income, partners’ equity and cash flows for the Fiscal Year then ended audited by KPMG LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2011, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).

(b)           Since December 31, 2010, there have been no changes with respect to the Borrower, its Subsidiaries, Northern Border, GLGT, and, to the Borrower’s knowledge, Bison and GTN LLC which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5.           Litigation and Environmental Matters.

(a)           No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)           Except for the matters set forth on Schedule 4.5 and except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6.           Compliance with Laws and Agreements.  The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.           Investment Company Act, Etc.  Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith, except those as have been obtained or made and are in full force and effect.

Section 4.8.           Taxes.  The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary is liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9.           Margin Regulations.  None of the proceeds of any of the Term Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U.  Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10.        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  With respect to the Plans, (a) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and (b) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, where the liability, if any, in (a) or (b) above could reasonably be expected to result in a Material Adverse Effect.

Section 4.11.        Ownership of Property.  Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)           Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)           Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)           The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts with such deductibles and covering such risks of loss or damage of the kinds customarily carried by companies in the same or similar businesses operating in the same or similar locations, which may include self-insurance, if determined by the Borrower to be reasonably prudent and consistent with business practices as in effect on the date hereof.

Section 4.12.        Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading;

Section 4.13.        Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14.        Subsidiaries.  Schedule 4.14 attaches a true and complete organizational chart of the Borrower and all of its Subsidiaries (including the ownership of Northern Border, Tuscarora, GLGT, Bison and GTN LLC) after giving effect to the Acquisition, which the Borrower shall update upon notice to the Administrative Agent promptly following the completion of any material Permitted Acquisition and promptly following the incorporation, organization or formation of any material Subsidiary.

Section 4.15.        Solvency.  After giving effect to the execution and delivery of the Loan Documents, the making of the Term Loans under this Agreement, the Borrower and the Borrower together with its Subsidiaries taken as a whole will be Solvent.

Section 4.16.        OFAC.  The Borrower (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not knowingly engage in any dealings or transactions prohibited by Section 2 of such executive order, or is not otherwise knowingly associated with any such person in any manner violative of Section 2 of such executive order, or (iii) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.17.        Patriot Act.  The Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.  No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees that:

Section 5.1.           Financial Statements and Other Information.  The Borrower will deliver to the Administrative Agent and each Lender:

(a)           as soon as available and in any event within 105 days after the end of each Fiscal Year of the Borrower, a copy of the annual audited financial statements for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, partners’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by KPMG LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)           as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of any Fiscal Year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate; and

(d)           promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Borrower’s obligation to deliver the financial statements referred to in clauses (a) and (b) shall be deemed satisfied upon the filing of such financial statements in the EDGAR system and the giving by the Borrower of notice to the Lenders and the Administrative Agent as to the public availability of such financial statements from such source.

Section 5.2.           Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, since the Closing Date, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $15,000,000; and

(e)           the occurrence of any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, in respect of any Material Indebtedness of the Borrower or any of its Subsidiaries.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.           Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its (a) legal existence; provided, that nothing in this Section 5.3(a) shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 and (b) its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except for any failure to preserve, renew or maintain any such right, license, permit, privilege, franchise, patent, copyright, trademark or trade name as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.4.           Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.           Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make any such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.           Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 5.7.           Visitation, Inspection, Etc.  The Borrower will, and will cause each of its Subsidiaries to, permit at any reasonable time and from time to time and upon reasonable notice, the Administrative Agent or any of its agents or representatives, to (i) permit the Administrative Agent or any representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and (ii) use commercially reasonable efforts to provide for the Administrative Agent or any representatives thereof (in the presence of representatives of the Borrower) to meet with the independent certified public accountants; provided, however, if an Event of Default has occurred and is continuing, no prior notice  of such visit or inspection shall be required of the Borrower and its Subsidiaries; provided, that any such visits or inspections shall be subject to such conditions as the Borrower and each of its Subsidiaries shall deem necessary based on reasonable considerations of safety and security; and provided, further, that neither the Borrower nor any Subsidiary shall be required to disclose to the Administrative Agent or any representatives thereof any information which is subject to the attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties.

Section 5.8.           Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except as could not reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, which may include self-insurance, if determined by the Borrower to be reasonably prudent and consistent with business practices as in effect on the date hereof.

Section 5.9.           Use of Proceeds.  The Borrower will use the proceeds of all Term Loans to fund, in part, the Acquisition and to pay fees and expenses incurred in connection therewith and with this Agreement.

Section 5.10.        Maintenance of Tax Status.  The Borrower shall take all action necessary to prevent the Borrower from being, and will take no action which would have the effect of causing the Borrower to be, treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes.

ARTICLE VI

FINANCIAL COVENANTS

Until the Termination Date, the Borrower covenants and agrees that:

Section 6.1.           Leverage Ratio. The Borrower and its Subsidiaries will maintain on a consolidated basis (i) a Leverage Ratio not greater than 5.50:1.00 as of the end of the Fiscal Quarters ending June 30, 2011, September 30, 2011 and December 31, 2011 and (ii) a Leverage Ratio not greater than 4.75:1.00 as of the end of the Fiscal Quarters ending March 31, 2012 and thereafter; provided, however that in determining compliance with the Leverage Ratio, Permitted Subordinated Debt in an amount not to exceed $300,000,000 shall not be included in such calculation.  The Borrower’s compliance with this requirement shall be calculated on a rolling four Fiscal Quarter basis, measured on the last day of each Fiscal Quarter.  For purposes of the foregoing, to the extent Consolidated Total Funded Debt includes outstanding amounts under Hybrid Securities, then a portion of the amount of such Hybrid Securities not to exceed a total of 15% of Total Capitalization may be excluded from Consolidated Total Funded Debt (the “Excluded Hybrid Securities”).

Section 6.2.           Interest Coverage Ratio.  The Borrower and its Subsidiaries will maintain on a consolidated basis as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2011, an Interest Coverage Ratio of not less than 3.00:1.00.  For purposes of the foregoing, to the extent Consolidated Interest Expense includes interest expense under Excluded Hybrid Securities, then an amount equal to such interest expense multiplied by the Moody’s Equity Credit shall be excluded from Consolidated Interest Expense.

ARTICLE VII

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees that:

Section 7.1.           Indebtedness. The Borrower will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except (“Permitted Indebtedness”):

(a)           Indebtedness of the Subsidiaries of the Borrower listed in Schedule 7.1 and existing on the date of this Agreement and extensions, renewals, refinancings and replacements thereof; provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced plus the amount of fees, expenses, premiums and accrued interest paid in connection with such refinancing and (B) the final maturity of such refinancing debt is not shorter than the maturity of the Indebtedness being replaced;

(b)           endorsements of checks or drafts in the ordinary course of business;

(c)           Indebtedness of the Subsidiaries of the Borrower resulting from loans made by the Borrower to a Subsidiary or loans made by a Subsidiary to another Subsidiary;

(d)           other Indebtedness of the Subsidiaries of the Borrower (excluding Indebtedness otherwise permitted in this Section 7.1) which does not exceed $35,000,000 outstanding at any time in the aggregate;

(e)           Permitted Subordinated Debt;

(f)            Guarantees of the Subsidiaries of the Borrower in respect of Permitted Indebtedness of other Subsidiaries of the Borrower or Guarantees of the Subsidiaries of the Borrower in respect of Indebtedness of the Borrower permitted by this Agreement;

(g)           Indebtedness of any Person which becomes a Subsidiary of the Borrower after the Closing Date and extensions, renewals, refinancings and replacements thereof; provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced plus the amount of reasonable fees, expenses, premiums and accrued interest paid in connection with such refinancing and (B) the final maturity of such refinancing debt is not shorter than the maturity of the Indebtedness being replaced; provided further, that (1) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created or incurred in contemplation of or in connection with such Person becoming a Subsidiary and (2) no Default or Event of Default exists at the time such Person becomes a Subsidiary and immediately after such Person becomes a Subsidiary.

provided, however, no Indebtedness otherwise permitted under this Section 7.1 shall be permitted if, after giving effect to the incurrence thereof, any Default or Event of Default shall have occurred and be continuing.

The Borrower will not, and will not permit any Subsidiary to, issue any preferred shares or other preferred partnership, limited liability company or other equity interests that (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) are or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of any holders thereof, in whole or in part or (iii) are convertible or exchangeable at the option of any holders thereof for Indebtedness not permitted by this Agreement, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Maturity Date.

Section 7.2.           Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)           Permitted Encumbrances;

(b)           any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(c)           purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by this Agreement, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the original cost of acquiring, constructing or improving such fixed or capital assets;

(d)           any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(e)           extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (f) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(f)            any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or status to purchase or designate a purchaser of, or order the sale of, any property of the Borrower or any Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower or any Subsidiary;

(g)           Liens on cash and cash equivalents granted pursuant to master netting agreements entered into in the ordinary course of business in connection with Hedging Transactions; provided that (i) the transactions secured by such Liens are governed by standard International Swaps and Derivatives Association, Inc. (“ISDA”) documentation, and (ii) such Hedging Transactions consist of derivative transactions contemplated to be settled in cash and not by physical delivery and are designed to minimize the risk of fluctuations in oil and gas prices, interest rates or foreign currency rates with respect to the Borrower’s and its Subsidiaries’ operations in the ordinary course of its business;

(h)           Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with Hedging Transactions, in each case pursuant to which the Borrower or any Subsidiary of the Borrower, as a party to such master netting agreement and as pledgor, pledges or otherwise transfers to the other party to such master netting agreement, as pledgee, in order to secure the Borrower’s or such Subsidiary’s obligations under such master netting agreement, a Lien upon and/or right of set off against, all right, title, and interest of the pledgor in any obligations of the pledgee owed to the pledgor, together with all accounts and general intangibles and payment intangibles in respect of such obligations and all dividends, interest, and other proceeds from time to time received, receivable, or otherwise distributed in respect of, or in exchange for, any or all of the foregoing;

(i)            Liens securing Indebtedness permitted under Section 7.1(g); and

(j)            Liens not otherwise permitted by this Section 7.2 if at the time of, and after giving effect to, the creation or assumption of any such Lien, the aggregate of all obligations of the Borrower and its Subsidiaries secured by any Liens not otherwise permitted hereby does not exceed five percent (5%) of the sum of (i) the consolidated owners’ equity, determined in accordance with GAAP, of the Borrower and its Subsidiaries, and (ii) Consolidated Total Funded Debt.

Section 7.3.           Fundamental Changes.

(a)           The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, then (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to another Subsidiary, and (iv) any Subsidiary may sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of its Subsidiaries or may liquidate or dissolve if the Borrower determines in good faith that such sale, lease, transfer, disposition, liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition whether or not otherwise permitted by this Section 7.3 have the effect of releasing the Borrower from any of its obligations and liabilities under this Agreement or the other Loan Documents.

(b)           So long as Northern Border is a Significant Subsidiary of the Borrower, the Borrower shall not provide its consent to, or vote to, permit Northern Border to lease, sell or otherwise dispose of its assets to any other Person except: (i) sales of inventory, investments, and other assets in the ordinary course of business, (ii) leases, sales or other dispositions of its assets that, together with all other assets of Northern Border previously leased, sold or disposed of (other than disposed of pursuant to this Section 7.3(b)) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a substantial portion of the assets of Northern Border, (iii) sales of assets which are concurrently leased back, (iv) dispositions of assets which are obsolete or no longer used or useful in the business of Northern Border, and (v) as permitted pursuant to the Northern Border Partnership Agreement as in effect on the Closing Date.

(c)           So long as GLGT is a Significant Subsidiary of the Borrower, the Borrower shall not provide its consent to, or vote to, permit GLGT to lease, sell or otherwise dispose of its assets to any other Person except: (i) sales of inventory, investments, and other assets in the ordinary course of business, (ii) leases, sales or other dispositions of its assets that, together with all other assets of GLGT previously leased, sold or disposed of (other than disposed of pursuant to this Section 7.3(c)) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a substantial portion of the assets of GLGT, (iii) sales of assets which are concurrently leased back, (iv) dispositions of assets which are obsolete or no longer used or useful in the business of GLGT, and (v) as permitted pursuant to the GLGT Partnership Agreement as in effect on the Closing Date.

(d)           So long as Bison is a Significant Subsidiary of the Borrower, the Borrower shall not provide its consent to, or vote to, permit Bison to lease, sell or otherwise dispose of its assets to any other Person except: (i) sales of inventory, investments, and other assets in the ordinary course of business, (ii) leases, sales or other dispositions of its assets that, together with all other assets of Bison previously leased, sold or disposed of (other than disposed of pursuant to this Section 7.3(d)) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a substantial portion of the assets of Bison, (iii) sales of assets which are concurrently leased back, (iv) dispositions of assets which are obsolete or no longer used or useful in the business of Bison and (v) as permitted pursuant to the Bison Operating Agreement as in effect on the Closing Date.

(e)           So long as GTN LLC is a Significant Subsidiary of the Borrower, the Borrower shall not provide its consent to, or vote to, permit GTN LLC to lease, sell or otherwise dispose of its assets to any other Person except: (i) sales of inventory, investments, and other assets in the ordinary course of business, (ii) leases, sales or other dispositions of its assets that, together with all other assets of GTN LLC previously leased, sold or disposed of (other than disposed of pursuant to this Section 7.3(e)) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a substantial portion of the assets of GTN LLC, (iii) sales of assets which are concurrently leased back, (iv) dispositions of assets which are obsolete or no longer used or useful in the business of GTN LLC and (v) as permitted pursuant to the GTN Operating Agreement as in effect on the Closing Date.

(f)            The Borrower shall not engage in any business activity except (i) the direct or indirect ownership of Capital Stock of TC PipeLines ILP, TC GL ILP and Tuscarora ILP, (ii) the ownership or operation of energy infrastructure assets and/or (iii) such activities as may be incidental or related thereto.  Neither TC PipeLines ILP, TC GL ILP, nor Tuscarora ILP shall, and the Borrower shall not permit any of its Subsidiaries to, engage, directly or indirectly, in any business activity not related to the ownership or operation of energy infrastructure assets.

Section 7.4.           Investments, Loans, Etc.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)           Investments (other than Permitted Investments) existing on the date hereof (and after giving effect to the Acquisition) and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)           Permitted Investments;

(c)           Guarantees constituting Indebtedness permitted by Section 7.1;

(d)           loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;

(e)           Accounts receivable or other indebtedness and extensions of trade credit which arose in the ordinary course of such Person’s business;

(f)            Prepaid expenses of such Person incurred and prepaid in the ordinary course of business;

(g)           Endorsements of instruments for deposit or collection in the ordinary course of business;

(h)           Hedging Transactions permitted by Section 7.9; and

(i)            Investments permitted by Section 7.3(f).

Section 7.5.           Restricted Payments.  The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by Subsidiaries of the Borrower solely in shares of any class of its Capital Stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other holders of its Capital Stock if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, (iii) so long as no Event of Default has occurred and is continuing, distributions on the Limited Partnership Units and General Partners’ interests in accordance with the Borrower Partnership Agreement, (iv) Permitted Tax Distributions, and (v) payments made with respect to Permitted Subordinated Debt to the extent allowed by the terms of the agreements entered into connection therewith, which agreements shall have been approved by the Administrative Agent and the Required Lenders.

Section 7.6.           Transactions with Affiliates.  Except as set forth in Schedule 7.6, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any Restricted Payment permitted by Section 7.5 and (c) any Investment permitted by Section 7.4.

Section 7.7.           Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, to secure any obligations owing under the Loan Documents, except by indentures or other agreements governing Indebtedness of the Borrower requiring that such Indebtedness be secured by an equal and ratable Lien with any Lien that may be granted to secure any obligations owing under the Loan Documents, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that the foregoing shall not apply to (i) restrictions or conditions imposed by law or by this Agreement or any other Loan Document or any loan or credit agreement governing Indebtedness permitted by this Agreement, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) customary provisions in leases restricting the assignment thereof, (iv) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien permitted by this Agreement which affects only the property that is the subject of such Lien, (v) restrictions which are not more restrictive than those contained in this Agreement and are contained in any documents governing any Indebtedness incurred after the Closing Date and permitted in accordance with the provisions of this Agreement, (vi) in the case of any joint venture, customary restrictions in such person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreement, (vii) any agreement in effect at the time a Person first became a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and such agreement only applies to Subsidiaries of such Person or (viii) restrictions or conditions contained in the Revolving and Term Loan Credit Facility.

Section 7.8.           Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.9.           Hedging Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness but shall be deemed to exclude any Hedging Transaction in which the Borrower hedges the issuance price of its Limited Partnership Units in connection with an anticipated offering of additional Limited Partnership Units) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.10.        Certain Amendments to Cash Distribution Policies and Partnership Agreements.   The Borrower agrees that it shall not consent to, vote in favor of or permit any amendment of (a) the cash distribution policies of the Borrower, TC PipeLines ILP, TC GL ILP, Tuscarora ILP, Northern Border, GLGT or Tuscarora in any manner which would materially adversely affect the rights and remedies of the Lenders under and in connection with this Agreement, the Term Notes or any other Loan Document; or (b) the Borrower Partnership Agreement, the TC PipeLines ILP Partnership Agreement, the Tuscarora ILP Partnership Agreement, the Northern Border Partnership Agreement, the TC GL Partnership Agreement , the GLGT Partnership Agreement or the Tuscarora Partnership Agreement in any manner which would (i) have a material adverse effect on the rights and remedies of the Lenders under and in connection with this Agreement, the Notes or any other Loan Document; or (ii) result in a Material Adverse Effect.

Section 7.11.        Accounting Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.           Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)           the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document and any amendments or modifications hereof shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, or 5.3(a) or Articles VI or VII; or

(e)           the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)            the Borrower or any of its Significant Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, (i) any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or (iii) (A) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from an event of default under such Hedging Transaction as to which the Borrower or any of its Significant Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the value owed by the Borrower or any of its Significant Subsidiaries as a result thereof is greater than (individually or collectively) $15,000,000 and such amount is not paid when due under such Hedging Transaction, or (B) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any of its Significant Subsidiaries is an Affected Party (as defined in such Hedging Transaction) and the value owed by the Borrower or any of its Significant Subsidiaries as a result thereof is greater than (individually or collectively) $15,000,000 and such amount is not paid when due under such Hedging Transaction; or

(g)           the General Partner, the Borrower or any of its Significant Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of them or any substantial part of their property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the General Partner, the Borrower or any of its Significant Subsidiaries or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any partnership action for the purpose of effecting any of the foregoing; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the General Partner, the Borrower or any of its Significant Subsidiaries or their debts, or any substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the General Partner, the Borrower or any of its Significant Subsidiaries or for a substantial part of their assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            the General Partner, the Borrower or any of its Significant Subsidiaries shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower or any of its Significant Subsidiaries in an aggregate amount exceeding $15,000,000; or

(k)           any judgment or order for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against the Borrower or any of its Significant Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 8.1(k) if and for so long as (i) the amount of such judgment or order is covered (subject to customary deductibles) by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not denied coverage of, the amount of such judgment or order; or

(l)            any non-monetary judgment or order shall be rendered against the Borrower or any of its Significant Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          a Change in Control shall occur or exist,

then, and in every such event (other than an event with respect to the General Partner, the Borrower or any of its Significant Subsidiaries described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, whereupon the Term Loan Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Term Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.           Appointment of the Administrative Agent.

Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 9.2.           Nature of Duties of the Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3.           Lack of Reliance on the Administrative Agent.  Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.           Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.           The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.           Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8.           Authorization to Execute other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1.        Notices.

(a)           Written Notices.

(i)            Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	TC PipeLines, LP
c/o TC PipeLines GP
450-1 Street SW
Calgary, AB T2P5H1
Attention: Corporate Secretary
Telecopy Number: 403.920.2467

With a copy to:	TC PipeLines, LP
c/o TC PipeLines GP
450-1 Street SW
Calgary, AB T2P5H1
Attention: Vice President and Treasurer
Telecopy Number: 403.920.2358

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: Peter Panos
Telecopy Number: (404) 827-6270

With a copy to:	SunTrust Bank Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2001; and

King & Spalding LLP
100 N. Tryon Street, Suite 3900
Charlotte, North Carolina 28202
Attention: Todd Holleman
Telecopy Number: (704) 503-2622

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that the Notice of Term Loan Borrowing, any Notices of Conversion/Continuation, and any notices provided under Section 5.2 or 5.3 delivered to the Administrative Agent shall not be effective until actually received by the Administrative Agent at its address specified in this Section 10.1.

(ii)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person believed by it to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Term Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

(b)           Electronic Communications.

(i)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless such Lender and the Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)           Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2.        Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Term Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Term Loan Commitment, without the written consent of each Lender affected thereby, provided, however, that this clause (iii) shall not apply to the postponement of the date fixed for, or the waiver of any requirement by the Borrower to make, any optional prepayment Section 2.11 or any mandatory prepayment under Section 2.12 (it being understood that such postponement or waiver shall be effective with the written consent of the Required Lenders), (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(c)           Notwithstanding anything set forth herein, the Borrower, the Administrative Agent and the Lenders agree that so long as the Revolving and Term Loan Credit Facility is in effect, if any provision contained therein is amended then the corresponding provision in this

Agreement shall be deemed amended to the same extent amended in the Revolving and Term Loan Credit Facility, effective hereunder when such amendment becomes effective thereunder, automatically and without any action necessary by the Borrower, the Administrative Agent or any Lender, provided that this Section 10.2(c) shall not apply to (i) the definition of “Applicable Margin”, “Applicable Margin Step-up”, “Fee Letter”, “Term Loan Commitment”, “Term Loan” and “Term Note” and (ii) any provision contained in Article II (other than Sections 2.16, 2.17, 2.18, 2.19 and 2.20), Article III or Section 8.1(f) of this Agreement; provided further that notwithstanding this Section 10.2(c), (A) the maximum Leverage Ratio permitted by Section 6.1 as of the end of the Fiscal Quarters ending June 30, 2011, September 30, 2011 and December 31, 2011 shall not exceed 5.50:1.00, (B) the maximum Leverage Ratio permitted by Section 6.1 as of the end of any Fiscal Quarter ending on or after March 31, 2012 shall not exceed 5.00:1.00 and (C) the minimum Interest Coverage Ratio required by Section 6.2 as of the end of any Fiscal Quarter shall not be less than 2.50:1.00 (unless such amendment allows for the removal of the Interest Coverage Ratio if the Borrower obtains a rating of at least Baa3/BBB- from either S&P or Moody’s (as applicable)).  This Section 10.2(c) shall not require any amendments that would have the effect of changing the character of the Term Loans hereunder into revolving loans.  The Borrower agrees to provide the Administrative Agent and each Lender with a copy of such amendment.  The Administrative Agent and each Lender agrees to execute and deliver promptly, and in any event within 30 days (or such longer period as the Administrative Agent may agree in its sole discretion), a document in form and substance satisfactory to the Administrative Agent to reflect any such amendment pursuant to this subsection (c), provided, that the execution and delivery of such document shall not be a condition to the effectiveness of such amendment.

Section 10.3.        Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans; provided that the Borrower shall only be responsible for reimbursing the legal fees and expenses of one outside counsel for the Administrative Agent and the Lenders.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Term Loan or the use of proceeds thereof.

(e)           All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4.        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person

(other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment and the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Loan Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Term Loan Commitment.

(iv)          Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:  (i) increase the Term Loan Commitment of such Lender, (ii) reduce the principal amount of any Term Loan owing to such Lender or reduce the rate of interest thereon, or reduce any fees payable to such Lender hereunder, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Term Loan owing to any Lender or interest thereon or any fees payable to such Lender hereunder, or postpone the scheduled date for the termination or reduction of the Term Loan Commitment of such Lender, provided, however, that this clause (iii) shall not apply to the postponement of the date fixed for, or the waiver of any requirement by the Borrower to make, any optional prepayment Section 2.11 or any mandatory prepayment under Section 2.12 (it being understood that such postponement or waiver shall be effective with the written consent of the Required Lenders), (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; or (vi) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant, after disclosure of such greater payment, is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.        Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.        Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured.  Each Lender agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 10.8.        Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9.        Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of and the Term Loan Commitments or the termination of this Agreement or any provision hereof provided that the provisions of Sections 2.18, 2.19, and 2.20 shall only survive and remain in full force and effect until the first anniversary of the Termination Date.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Term Loans.

Section 10.10.      Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.      Confidentiality.  Each of the Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any confidential information provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors with a reasonable need for such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential on substantially the same terms as provided herein), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority or self-regulatory body having or claiming authority to regulate or oversee any aspect of the Administrative Agent’s or any Lender’s business or businesses, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information; provided that, in the case of clauses (ii) or (iii), with the exception of disclosure to bank regulatory authorities, the Administrative Agent and each Lender agree, to the extent practicable and legally permissible, to give the Borrower prompt prior notice so that it may seek a protective order or other appropriate remedy.

Section 10.12.      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which may be treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13.      Patriot Act.   The Administrative Agent and each Lender to whom the Patriot Act applies hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.14.      Non-Recourse to the General Partner and Associated Persons.  The Administrative Agent and each Lender agrees on behalf of itself and its successors, assigns and legal representatives, that neither the General Partner nor any Person which is a partner, shareholder, member, owner, officer, director, supervisor, trustee or other principal (collectively, “Associated Persons”) of the Borrower, the General Partner, or any of their respective successors or assigns, shall have any personal liability for the payment or performance of any of the Borrower’s obligations hereunder or under any of the Notes and no monetary or other judgment shall be sought or enforced against the General Partner or any of such Associated Persons or any of their respective successors or assigns.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed barred by this Section 10.14 from asserting any claim against any Person based upon an allegation of fraud or misrepresentation.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

TC PIPELINES, LP
By: TC PipeLines GP, Inc., its General Partner

By	/s/ Robert C. Jacobucci
Name: Robert C. Jacobucci
Title: Controller and Principal Financial Officer

By	/s/ Rhonda L. Amundson
Name: Rhonda L. Amundson
Title: Treasurer

[SIGNATURE PAGE TO THE 364-DAY

BRIDGE LOAN AGREEMENT]

SUNTRUST BANK
as Administrative Agent and as a Lender

By	/s/ Peter Panos
Name: Peter Panos
Title: Director

[SIGNATURE PAGE TO THE 364-DAY

BRIDGE LOAN AGREEMENT]

BANK OF AMERICA, N.A.
as a Lender

By	/s/ James K.G. Campbell
Name: James K.G. Campbell
Title: Director

[SIGNATURE PAGE TO THE 364-DAY

BRIDGE LOAN AGREEMENT]

Schedule I

Term Loan Commitments

Lender	Commitment
SunTrust Bank	$250,000,000.00
Bank of America, N.A.	$150,000,000.00

SCHEDULE 4.5

ENVIRONMENTAL MATTERS

None

SCHEDULE 4.14

SUBSIDIARIES

See Attached Organizational Chart

SCHEDULE 7.1

OUTSTANDING INDEBTEDNESS

Indenture, Assignment and Security Agreement dated as at December 21, 1995 (between Tuscarora Gas Transmission Company and Wilmington Trust Company, as Trustee), as supplemented by (i) a Third Supplemental Indenture dated as of March 15, 2002 relating to up to $10,000,000 Principal Amount of 6.89% Senior Secured Notes, Series C, due December 21, 2012 (the “Tuscarora Series C Notes”) and (ii) a Fourth Supplemental Indenture dated as of December 21, 2010 relating to up to $27,000,000 Principal Amount of 3.82% Senior Secured Notes, Series D, due August 21, 2017 (the “Tuscarora Series D Notes”).  The outstanding principal balance for the Tuscarora Series C Notes is $3,883,590 and for the Tuscarora Series D Notes is $27,000,000, for a total of $30,883,590.

SCHEDULE 7.2

EXISTING LIENS

Wilmington Trust Company, as Trustee, has a lien on Tuscarora’s right, title and interest in certain Collateral Security Transportation Contracts, Support Agreements and other property, which lien is more particularly described on UCC-1 financing statement 9518398 filed with the Nevada Secretary of State on December 20, 1995 (as amended).

SCHEDULE 7.4

EXISTING INVESTMENTS

See Schedule 4.14

SCHEDULE 7.6

TRANSACTIONS WITH AFFILIATES

The Borrower’s pipeline systems are operated by TransCanada and its affiliates pursuant to operating agreements. Under these agreements, the Borrower’s pipeline systems are required to reimburse TransCanada for their costs including payroll, employee benefit costs, and other costs incurred on behalf of the Borrower’s pipeline systems.

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

[date to be supplied]

Reference is made to the 364-Day Senior Bridge Loan Agreement dated as of May 3, 2011 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Loan Agreement”), by and among TC PipeLines, LP, a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions and lenders as are, or may become, parties to the Loan Agreement (collectively, the “Lenders”) and SunTrust Bank, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Terms defined in the Loan Agreement are used herein with the same meanings.

The [name of assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Loan Agreement, including, without limitation, the interests set forth below in the Term Loans of the Assignor on the Assignment Date but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Loan Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Loan Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Person that is not a United States person under Section 7701(a)(3) of the Code (a “Foreign Person”), any documentation required to be delivered by the Assignee pursuant to Section 2.20(e) of the Loan Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Loan Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Loan Agreement.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Assignee under the Loan Agreement (subject to receipt of such consents as may be

A-1

required under the Loan Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and,  to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Person, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date, unless otherwise agreed in writing by the Administrative Agent.

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Assignment Date:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Facility	Principal Amount Assigned	Percentage Assigned of Term Loan (set forth, to at least 8 decimals, as a percentage of the aggregate Term Loans of all Lenders thereunder)
Term Loan:	$		%

Exhibit 2.4-2

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

Exhibit 2.4-3

The undersigned hereby consents to the within assignment(1):

TC PipeLines, LP, as		SunTrust Bank, as Administrative Agent
Borrower

By:	TC PipeLines GP, Inc.,
its General Partner

By:		By:
	Name:		Name:
	Title:		Title:

By:
Name:
Title:

(1)   Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

Exhibit 2.4-4

EXHIBIT 2.3(a)

FORM OF NOTICE OF TERM LOAN BORROWING

[Date]

SunTrust Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E., 23rd Floor

Atlanta, GA  30308

Attention: TC PipeLines Portfolio Manager

Ladies and Gentlemen:

Reference is made to the 364-Day Senior Bridge Loan Agreement dated as of May 3, 2011 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Loan Agreement”), by and among TC PipeLines, LP, a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions and lenders as are, or may become, parties to the Loan Agreement (collectively, the “Lenders”) and SunTrust Bank, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).  Terms defined in the Loan Agreement are used herein with the same meanings.

This notice constitutes a Notice of Term Loan Borrowing, and the Borrower hereby requests the Term Loan Borrowing under the Loan Agreement, and in that connection the Borrower specifies the following information with respect to the Term Loan Borrowing requested hereby:

(A)                              Aggregate principal amount of Term Loan Borrowing:

(B)                                Date of Term Loan Borrowing (which is a Business Day): May 3, 2011

(C)                                Interest Rate basis: Eurodollar

(D)                               Interest Period:

(E)                                 Location and number of the account to which proceeds of Term Loan Borrowing are to be disbursed:

[Signature Page Follows]

Exhibit 2.4-1

The Borrower hereby represents and warrants that the conditions specified in Section 3.1 of the Loan Agreement are satisfied.

Very truly yours,

TC PIPELINES, LP, as Borrower

By:	TC PipeLines GP, Inc.,
its General Partner

By:
Name:
Title:

Exhibit 2.4-2

EXHIBIT 2.7

FORM OF NOTICE OF CONTINUATION/ CONVERSION

[Date]

SunTrust Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E., 23rd Floor

Atlanta, GA  30308

Attention: TC PipeLines Portfolio Manager

Ladies and Gentlemen:

Reference is made to the 364-Day Senior Bridge Loan Agreement dated as of                     , 2011 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Loan Agreement”), by and among TC PipeLines, LP, a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions and lenders as are, or may become, parties to the Loan Agreement (collectively, the “Lenders”) and SunTrust Bank, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).  Terms defined in the Loan Agreement are used herein with the same meanings.

This notice constitutes a Notice of Continuation/Conversion and the Borrower hereby requests the conversion or continuation of the Term Loans under the Loan Agreement, and in that connection the Borrower specifies the following information with respect to the Term Loans to be converted or continued as requested hereby:

(A)                              Term Loans to which this request applies:

(B)                                Principal amount of Term Loans to be converted/continued:

(C)                                Effective date of election (which is a Business Day):

(D)                               Interest Rate basis:

(E)                                 Interest Period:

[Signature Page Follows]

Exhibit 2.7-1

Very truly yours,

TC PIPELINES, LP, as Borrower

By:	TC PipeLines GP, Inc.,
its General Partner

By:
Name:
Title:

Exhibit 2.7-2

EXHIBIT 3.1(b)(iv)

FORM OF [ASSISTANT] SECRETARY’S CERTIFICATE OF TC PIPELINES, LP

Date: May 3, 2011

The undersigned, being the duly elected, qualified and acting [Assistant] Secretary of TC PIPELINES GP, INC. (the “General Partner”), a Delaware corporation and the general partner of TC PIPELINES, LP, a Delaware limited partnership (the “Borrower”), hereby certifies in such capacity and not in any individual capacity to SUNTRUST BANK, (“SunTrust”) as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), for the lenders (collectively, the “Lenders”) as are, or may become, parties to the Loan Agreement, dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement), by and among the Borrower, the Administrative Agent, and the Lenders, that:

1.             In such capacity as [Assistant] Secretary of the General Partner of the Borrower, he/she (a) has knowledge of the business affairs of the Borrower and the General Partner, (b) is familiar with the Borrower’s limited partnership agreement and the General Partner’s bylaws and minute books and (c) is authorized and empowered to issue this certificate for and on behalf of the General Partner and the Borrower.

2.             Attached hereto as Exhibit A is a true, correct and complete copy of the certificate of limited partnership of the Borrower, and such certificate of limited partnership has not been modified, amended, rescinded or revoked, except as shown, and is in full force and effect as of the date hereof.

3.             Attached hereto as Exhibit B is a true, correct and complete copy of the limited partnership agreement of the Borrower and such agreement is in full force and effect as of the date hereof.

4.             Attached hereto as Exhibit C is a true, correct and complete copy of the certificate of incorporation of the General Partner, and such certificate of incorporation has not been modified, amended, rescinded or revoked, except as shown, and is in full force and effect as of the date hereof.

5.             Attached hereto as Exhibit D is a true, correct and complete copy of the bylaws of the General Partner, and such bylaws are in full force and effect as of the date hereof.

6.             Attached hereto as Exhibit E is a true and correct copy of the resolutions of the Board of Directors of the General Partner, duly adopted at a meeting held on April 26, 2011 authorizing the Borrower to enter into the transactions contemplated by the Loan Agreement and the other Loan Documents, said resolutions have not been amended, and are in full force and effect as of the date hereof, and said resolutions were duly adopted in accordance with law and the General Partner’s bylaws.

[Signature page to follow]

Exhibit 3.1(b)(iv)-1

IN WITNESS WHEREOF, the undersigned has executed this certificate in his/her aforesaid capacity, as of the date first set forth above.

TC PIPELINES, LP, as Borrower

By:	TC PipeLines GP, Inc.,
its General Partner

By:
Name:
Title:

Exhibit 3.1(b)(iii)-2

EXHIBIT A

Certificate of Limited Partnership

(TC PipeLines, LP)

See Attached

Exhibit 3.1(b)(iv)-3

EXHIBIT B

Limited Partnership Agreement

(TC PipeLines, LP)

See Attached

Exhibit 3.1(b)(iv)-4

EXHIBIT C

Certificate of Incorporation

(TC PipeLines GP, Inc.)

See Attached

Exhibit 3.1(b)(iv)-5

EXHIBIT D

Bylaws

(TC PipeLines GP, Inc.)

See Attached

Exhibit 3.1(b)(iv)-6

EXHIBIT E

Board Resolutions

(TC PipeLines GP, Inc.)

Exhibit 3.1(b)(iv)-7

EXHIBIT 3.1(b)(viii)

FORM OF OFFICER’S CERTIFICATE

May 3, 2011

Reference is made to the 364-Day Senior Bridge Loan Agreement dated as of May 3, 2011 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Loan Agreement”), by and among TC PipeLines, LP, a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions and lenders as are, or may become, parties to the Loan Agreement (collectively, the “Lenders”) and SunTrust Bank, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).  Terms defined in the Loan Agreement are used herein with the same meanings.

This certificate is being delivered pursuant to Section 3.1(b)(viii) of the Loan Agreement.

I, [                                ], in my capacity as [                    ] of TC PipeLines GP, Inc., (the “General Partner”), a Delaware corporation and the general partner of the Borrower, and not in any individual capacity, DO HEREBY CERTIFY, that as of the Closing Date, after giving effect to the funding of the Term Loans and the consummation of the transactions contemplated to occur on the Closing Date:

(a)           all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the Acquisition Agreements or any of the transactions contemplated thereby have been obtained;

(b)           no Default or Event of Default exists;

(c)           no default or event of default or similar event has occurred and is continuing in respect of any Material Indebtedness;

(d)           all representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); and

(e)           the Leverage Ratio, calculated after giving pro forma effect to the Acquisition as if it had occurred on the first day of the first Fiscal Quarter used for determining the Leverage Ratio, is not greater than 5.50:1.00.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

TC PIPELINES, LP, as Borrower

By:	TC PipeLines GP, Inc.,
its General Partner

By:
Name:
Title:

[Officer’s Certificate]

EXHIBIT 5.1(c)

FORM OF COMPLIANCE CERTIFICATE

[Date]

To:                              SunTrust Bank, as Administrative Agent

303 Peachtree St., N.E., 23rd Floor

Atlanta, GA 30308

Attention: TC PipeLines Portfolio Manager

Ladies and Gentlemen:

Reference is made to the 364-Day Senior Bridge Loan Agreement dated as of May 3, 2011 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Loan Agreement”), by and among TC PipeLines, LP, a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions and lenders as are, or may become, parties to the Loan Agreement (collectively, the “Lenders”) and SunTrust Bank, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).  Terms defined in the Loan Agreement are used herein with the same meanings.

I,                                     , being the duly elected and qualified, and acting in my capacity as the Controller of TC PipeLines GP, Inc., (the “General Partner”), a Delaware corporation and the general partner of the Borrower, hereby certify in such capacity and not in any individual capacity to the Administrative Agent and each Lender as follows:

1.             The consolidated financial statements of Borrower and its Subsidiaries attached hereto for the Fiscal [Quarter][Year] ending                                          fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at the end of such Fiscal [Quarter][Year] on a consolidated basis, and the related statements of income cash flows of Borrower and its Subsidiaries for such Fiscal [Quarter][Year], in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).

2.             The calculations set forth in Attachment 1 are computations of the financial covenants set forth in Article VI of the Loan Agreement calculated from the financial statements referenced in clause 1 above in accordance with the terms of the Loan Agreement.

3.             Based upon a review of the activities of the Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof,

[there exists no Default or Event of Default.]

[there exists a Default or Event of Default as specified below :

                                                                                                                                                                                              and the Borrower [has taken] [proposes to take] the following actions with respect thereto:

                                                                                                                                                                                              .]

4.             [No change in GAAP or the application thereof has occurred since December 31, 2010 that would affect any of the financial statements delivered in connection with this certificate or the calculations set forth herein.]

[A change has occurred in GAAP or the application of thereof since December 31, 2010 and the effect of such change on the financial statements accompanying this Compliance Certificate or the calculations set forth herein is specified below:

                                                                                                                                                     .]

5.             [Since the date of the most recently delivered Compliance Certificate, there has been no casualty or other insured damage to any material portion of any assets of the Borrower or the commencement of any action or preceding for the taking of any material portion of any assets of the Borrower under power of eminent domain or by condemnation or similar proceeding.]

[Since the date of the most recently delivered Compliance Certificate, there has been casualty or other insured damage to a material portion of assets of the Borrower or the commencement of an action or preceding for the taking of a material portion of assets of the Borrower under power of eminent domain or by condemnation or similar proceeding as specified below:

                                                                                                                                                     .]

TC PIPELINES, LP, as Borrower

By:	TC PipeLines GP, Inc.,
its General Partner

By:
Name:
Title: Controller

Exhibit 5.1(c)-2

Attachment 1 to Compliance Certificate

A.	LEVERAGE RATIO

1.	Consolidated Total Funded Debt	$

2.	Lesser of (i) principal amount of Permitted Subordinated Debt and (ii) $300,000,000	$

3.	Lesser of (i) outstanding amount of Hybrid Securities included in Consolidated Total Funded Debt and (ii) 15% of Total Capitalization (“Excluded Hybrid Securities”)	$

4.	Item 1 minus Item 2 minus Item 3	$

5.	Adjusted Cash Flow	$

6.	Ratio of Item 4 to Item 5

7.	Maximum Permissible Leverage Ratio from Section 6.1 of the Loan Agreement

8.	Default Indicated?

B.	INTEREST COVERAGE RATIO

1.	Adjusted Cash Flow	$

2.	Consolidated Interest Expense	$

3.	Interest expense under Excluded Hybrid Securities multiplied by Moody’s Equity Credit	$

4.	Item 2 minus Item 3	$

5.	Ratio of Item 1 to Item 4

6.	Minimum Interest Coverage Ratio from Section 6.2 of the Loan Agreement:	3.00 to 1.00

7.	Default indicated?

Exhibit 5.1(c)-3